Exhibit 5.1

200 Crescent Court
Suite 300
Dallas, Texas 75201
+1 214 746 7700 tel
+1 214 746 7777 fax

June 4, 2013

LIN Media LLC

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

Ladies and Gentlemen:

We have acted as counsel to LIN Media LLC, a Delaware limited liability company (the “Company”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of February 12, 2013, by and between the Company and LIN TV Corp., a Delaware corporation (as it may be amended from time to time, the “Merger Agreement”), and in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 64,494,346 class A common shares representing limited liability company interests in the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Merger Agreement and such limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued and nonassessable.

The opinion expressed herein is limited to the limited liability company laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.  In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP